Exhibit 10.1

June 8, 2023

Via Email

Reese Mozer

Reese.mozer@ondas.com

Re: Separation and General Release Agreement

Dear Reese:

As we discussed, your employment with American Robotics, Inc. (the “Company”) will be separated effective June 8, 2023 (“Separation Date”), as a result of your voluntary resignation pursuant to Section 5(d) of that certain Letter Agreement between you and the Company, dated August 5, 2021 (the “Letter Agreement”).

Your final paycheck for all accrued wages earned through the Separation Date will be issued to you on the next regularly scheduled payday. In your final paycheck you will also receive payment for any accrued but unused paid time off and any unreimbursed, approved business expenses incurred through the Separation Date. Except as provided herein, the treatment of all Restricted Stock Units of the Company’s Parent, Ondas Holdings Inc. (f/k/a Zev Ventures Incorporated) (“Ondas”), vested and unvested as of the Separation Date, shall be governed in accordance with terms of the Grant Agreement (as defined herein).

Your health insurance coverage under the Company’s group health insurance plan will remain in effect through June 30, 2023, after which it will be your responsibility to elect continuation under COBRA at your own expense. All other benefits end on the Separation Date. You will receive information about the process to apply for COBRA continuation of health insurance coverage under separate correspondence.

In addition to the foregoing, the Company is willing to provide to you certain additional consideration as outlined in this letter agreement (hereafter, this “Agreement”). If you do not enter into this Agreement, the Company will not provide you any additional consideration. We want to be sure that you understand that this Agreement constitutes an enforceable contract.

As a reminder, you will remain subject to the post-termination restrictive covenants and other obligations set forth in the enclosed Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement, dated August 5, 2021 (the “IP Agreement”, a copy of which is attached hereto as “Exhibit A”), except to the extent waived by the Company pursuant to the terms and conditions of the Limited Non-Compete Waiver (as defined herein) provided in this Agreement.

If you timely return a signed copy of this Agreement to the Company, attention Eric Brock, Director, 411 Waverley Oaks Road, Suite 114, Waltham, MA 02452 (with a copy via email to eric.brock@ondas.com), within fourteen (14) days following the date of your receipt of this Agreement, then in exchange for entering into and abiding by the terms of this Agreement, and in full satisfaction of all final payments due to you from the Company (including, but not limited to paid time off, bonus, benefits or other remuneration in whatever form), the Company will provide you with the following consideration (the “Consideration”):

(a) Limited Non-Compete Waiver. The Company waives and agrees not to enforce the non-competion covenant contained in Section 2 of the IP Agreement to the extent it restricts you from engaging in the long range cargo drone businesss (the “Limited Non-Compete Waiver”). The Company acknowleges and agrees that if you engage in the long range cargo drone business during the one-year period following the Separation Date, then you shall not be in breach of the non-competition covenant in Section 2 of the IP Agreement.

(b) Accelerated Vesting. During your employment with the Company, you were given certain restricted stock units (“Restricted Stock Units”) of Ondas pursuant to the Zev Ventures Incorporated 2018 Incentive Stock Plan (the “Plan”). Pursuant to the terms of the Restricted Stock Unit Agreement granted under the Plan, dated August 5, 2021 (the “Grant Agreement”), you were originally eligible to earn up to 825,000 Restricted Stock Units if certain vesting conditions were met. Pursuant to the terms of this Agreement, Ondas will vest 275,000 of the remaining unvested Restricted Stock Units issued under the Grant Agreement (the “Accelerated Vesting,” and collectively with the Limited Non-Compete Waiver, the “Consideration”) in connection with your separation of employment with the Company and the underlying shares will be delivered in accordance with the terms of the Grant Agreement and the Plan. The remaining 275,000 unvested Restricted Stock Units that do not vest pursuant to the Grant Agreement or this Agreement shall be forfeited.

You understand that the Company is not obligated to offer you the Consideration in connection with the separation of your employment, the Consideration is in addition to any rights or benefits you are otherwise entitled to by virtue of your employment with Company, and you will not be entitled to receive the Consideration without timely signing and not revoking this Agreement. You acknowledge that your receipt of the Consideration under this Agreement does not, in any way, extend the period of your employment or continuous service beyond the Separation Date or confer any other rights or benefits other than what may be set forth expressly herein.

You agree to pay any and all taxes found to be owed from the Consideration made pursuant to this Agreement and to indemnify and hold the Company harmless from any tax liabilities as a result of any payment made pursuant to this Agreement. You understand and agree that any necessary tax documentation may be filed by the Company with regard to the Consideration.

Your General Release. In exchange for the Consideration described above and the Company’s limited release below, by your signature below, you specifically agree that you fully and completely release and forever discharge the Company and any past, present, and future parent companies (including Ondas), subsidiaries, divisions, and affiliates of the Company and its past, present, and future direct and indirect subsidiaries and controlled affiliates, and its and their past, present, and future shareholders, officers, directors, members, agents, employees, attorneys, insurers, administrators, employee benefit plans, each in their individual and official capacities, and all of their predecessors, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which you have or may have against Released Parties arising through the date you sign this Agreement. This releases all waivable claims, including those of which you are not aware and those not specifically mentioned in this Agreement. This release does not release any claim that cannot be released as a matter of law. Without limiting the generality of the foregoing, you specifically release all claims relating to: (i) your employment by the Company, the terms and conditions of such employment, employee benefits related to your employment, the termination of your employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination, harassment, whistle-blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), the National Labor Relations Act (“NLRA”); (iii) any and all claims for wrongful discharge; (iv) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (v) any and all claims under any contract, whether express or implied; (vi) any and all claims for unintentional or intentional torts, emotional distress and for pain and suffering; (vii) any and all claims for violation of any federal, state, or local common laws, statutes, rules, regulations, ordinances, or codes, including but not limited to the Massachusetts Wage Act and the Massachusetts Fair Employment Practices Act; and (viii) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation, back pay, overtime, commissions, or any other form of compensation or benefits connected with your employment with the Company. Notwithstanding the foregoing, you do not waive any right to be indemnified and/or advanced expenses by the Company under any the bylaws of the Company or applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies. You represent that you know of no claim that you have against the Released Parties that has not been released by this Paragraph. You understand and agree that this Agreement will constitute a bar to any claim or cause of action that you have waived in this Agreement. You further understand and agree that this Agreement is binding on you and on anyone who succeeds to your rights. You represent that you have not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claim released in this Paragraph, and that you have not filed nor caused to be filed, and are not presently a party to, any claims, charges, lawsuits or arbitrations against any of the Released Parties in any forum. You also promise not to sue or participate in any lawsuit or arbitration against the Company or any of the other Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the release in this Paragraph. However, nothing in this Paragraph is intended to, nor should be construed to, limit your rights to engage in Protected Activity (as defined below).

By signing below, you are not releasing or waiving any rights which might arise after the date you sign this Agreement. In addition, this Agreement does not affect your rights to any vested retirement benefits or other accrued benefit to which you are already entitled; claims for workers’ or unemployment compensation; claims to enforce this Agreement; and any other claims that cannot lawfully be waived.

You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist, but that it is your intention to fully, finally and forever release all claims, known or unknown, suspected or unsuspected, which do now exist, may exist, or existed in the past against the Released Parties.

Company’s Limited Release. Provided that you timely sign this Agreement, the Company hereby releases and forever discharges you of and from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which the Company may have against you arising through the date this Agreement is signed by the Company (collectively “Company Claims”), except for Company Claims against you arising out of or related to any act or omission by you that constitutes gross negligence, fraud, improper self-dealing, embezzlement, misappropriation of funds, breach of the IP Agreement, breach of the Letter Agreement, or knowing violation of applicable law. Further, Company is not releasing or waiving any rights which might arise after the date the Company signs this Agreement, or any claims arising out of or related to your breach of this Agreement.

You affirm that: upon receipt of your regular payroll check for your earnings through the Separation Date, you will have received all wages, compensation and benefits that you were entitled to receive from Company; you have been provided with all leave to which you were entitled, if any; and you have not suffered any workplace illness or injury which you have not already reported to Company in writing. You further acknowledge that you are not entitled to any additional compensation or benefits from Company, except as stated in this Agreement.

You further represent and affirm that (a) no part of the Consideration provided pursuant to the Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; (b) you have not asserted any claims of discrimination or harassment based on any class and/or category protected by applicable federal, state or local law against the Company or any of the Released Parties; and (c) you do not contend and are not aware of any facts to suggest that you have been subjected at any time to any acts of unlawful discrimination, harassment, or retaliation by the Company or any of the Released Parties based on any class and/or category protected by applicable federal, state or local law.

You affirm that, as of the date of signing this Agreement, you have returned all of the Company’s property, documents, and/or any confidential information in your possession or control to the Company (including, but not limited to inventory, keys, credit cards, identification card, cell phone, computer software, manuals, files, confidential information, and other documents or copies of documents), and you did not retain any copies, other reproductions, or extracts of the Company’s property, documents, and/or confidential information, in electronic form or otherwise.

You understand that the Consideration referred to in this Agreement and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise by any entity or any person.

You agree that at all times in the future you will fully cooperate with the Company in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; or (b) other matters arising from or related to events during your employment by the Company. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena or court order, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

You agree that at all times in the future you will not disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, whether orally, in writing, or through electronic means such as social media, websites, blog posts or emails; provided, however, that you may respond accurately and fully to any inquiry or request for information when required by legal process. However, nothing in this Paragraph is intended to, nor should be construed to, limit your rights to engage in Protected Activity (as defined below).

Nothing in any part of this Agreement limits your rights to: file a charge with, provide information to, or participate in an investigation or proceeding conducted by any federal, state or local government agency responsible for enforcing any law, including but not limited to the Equal Employment Opportunity Commission; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Agreement is signed by you (collectively, “Protected Activity”). Nothwithstanding the foregoing, by signing below, you acknowledge and agree that you waive not only your right to recover money or any other relief in any action you might commence, but also your right to recover in any action brought by any government agency or other party, whether brought on your behalf or otherwise. However, you may recover money properly awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

If at any time after you sign this Agreement, you breach the terms of this Agreement or the surviving provisions of the Letter Agreement or the IP Agreement (subject to the provisions of the Limited Non-Compete Waiver herein), or you commence a suit, action, or proceeding in contravention of this Agreement and your release and waiver of claims (except to engage in Protected Activity), then the Company’s obligations to provide you with the Consideration shall immediately cease and the Company shall be entitled to all remedies allowed in law or equity. Further, nothing in this Agreement shall prevent Company from pursuing an injunction or other equitable or legal remedy to enforce the provisions of this Agreement, the Grant Agreement, the Letter Agreement, or the IP Agreement.

Should a court of competent jurisdiction determine that the release by you above in this Agreement is invalid, void or unenforceable, then you agree the Company’s obligations under this Agreement are null and void, including the Limited Non-Compete Waiver, Accelerated Vesting, and the Company’s limited release herein, and you shall return to Ondas any stock underlying the Accelerated Vesting and any proceeds from the sale or transfer of the stock underlying the Accelerated Vesting. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force.

You acknowledge and understand that, subject to the provisions of the Limited Non-Compete Waiver, your post-termination restrictive covenants and other post-termination obligations contained in the Letter Agreement, IP Agreement, and the Grant Agreement shall survive the termination of your employment and remain in full force and effect after you sign this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. In any action for breach or enforcement of this Agreement, you agree to submit to a court of competent jurisdiction either in the federal and state courts in the Commonwealth of Massachusetts, and waive any and all objections to jurisdiction or venue. The prevailing party in any action for breach or enforcement of the terms of this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs. BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TERMINATION OF YOUR EMPLOYMENT OR THE EMPLOYMENT RELATIONSHIP. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and assigns. The terms of this Agreement may not be modified except by a written agreement signed by both you and the Company.

You are hereby advised that you should consult with an attorney prior to signing this Agreement. If you choose not do so, that will not affect the validity or enforceability of this Agreement. You are further advised that you have fourteen (14) calendar days from your receipt of this Agreement to consider it prior to signing it and returning it to Company. HOWEVER, YOU MUST NOT SIGN THIS AGREEMENT BEFORE THE SEPARATION DATE. You may use as much or as little of the 14-day period to make your decision. Any material or non-material changes made to this Agreement after you receive it do not restart the running of the 14-day period.

This Agreement shall become enforceable on the day you sign this Agreement (the “Effective Date”). In the event you sign this Agreement before the Separation Date or fail to timely sign this Agreement within the 14-day period, your obligations and the Company’s obligations under this Agreement shall be null and void, including the Limited Non-Compete Waiver, Accelerated Vesting, and limited release by the Company, and the parties’ rights, remedies, and obligations to each other shall be reinstated as if this Agreement had never been signed by the parties.

By signing this Agreement, you agree that you have not relied on any statements or promises by anyone other than those contained in the written terms of this Agreement, and that you enter into this Agreement knowingly without reliance upon any other representation, promise, or inducement that is not set forth herein. This Agreement, the Letter Agreement, the IP Agreement, and Grant Agreement constitute the entire understanding of the Company and you and supersede all prior, oral, and/or written agreements concerning your employment with or separation of employment from the Company. You acknowledge and represent that you assume the risk for any mistake of fact now known or unknown, and that you understand and acknowledge the significance and consequences of this Agreement.

Any executed signature page to this Agreement may be transmitted by electronic transmission to the other party, which shall constitute an original signature for all purposes. Additionally, this Agreement will be deemed “signed” or “executed” if it includes a symbol or action that is adopted or performed by the signer with the present intent to authenticate, manifest acceptance of or assent to the Agreement (an “E-Signature”). If an E-signature is affixed below using an e-signature application, it shall be deemed to be an original signature as if handwritten and no certification authority or other third party verification is necessary to validate the E-Signature. This Agreement may be executed in several counterparts anand all so executed copies shall constitute one Agreement, binding on all the parties hereto, even though the parties are not signatories to the original or same counterpart.

To accept this Agreement, please sign and date below and return a signed copy of this Agreement to the Company, attention Eric Brock, Director, 411 Waverley Oaks Road, Suite 114, Waltham, MA 02452 (with a copy via email to eric.brock@ondas.com), within fourteen (14) days following the date of your receipt of this Agreement.

On behalf of American Robotics, we wish you the best in the future.

American Robotics, Inc.

By:	/s/ Eric Brock
Erick Brock, Director

Enclosures: Exhibit A – IP Agreement

By signing below, I, Reese Mozer, acknowledge that: I have read this Agreement in its entirety; I fully understand all of its terms and their significance; I have been offered a reasonable period of fourteen (14) days to review and consider this Agreement; and I agree to the terms of this Agreement knowingly and voluntarily.

/s/ Reese Mozer	Date: June 8, 2023
REESE MOZER

EXHIBIT A

(see attached)

AMERICAN ROBOTICS, INC.

Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement

August 5, 2021

As a condition of my employment with American Robotics, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I (the “Executive”) agree to the following terms under this Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement (the “IP Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, in accordance with the Letter Agreement between me and the Company dated August 5, 2021 (the “Letter Agreement”).

(b) I agree that, during my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment.

(c) For purposes of this IP Agreement, I agree the following definitions apply:

“Competitive Business” means (i) developing, designing and manufacturing UASs or (ii) selling UASs, any components of UASs or any services performed by UASs. For the purposes of clarity (i) “UAS” means Unmanned Aircraft System as defined by the Federal Aviation Administration as of the date hereof but includes all airspace in the entire world.

“Employment Period” means the period during which the Executive is employed by the Company.

“Termination Date” means the date that the Executive’s employment with the Company is terminated, for any reason, in accordance with the Letter Agreement.

2. Non-Competition.

I acknowledge that employment by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable me to put the Company at a significant competitive disadvantage if I am employed or engaged by or become involved in a Competitive Business. Accordingly, during the Employment Period and for one year after the Termination Date, I will not, directly or indirectly, individually or in partnership or in conjunction with any other person or entity other than the Company:

(i) be engaged in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member, or proprietor in any Competitive Business anywhere within any state, province, county, or city in the United States in which the Company conducts business as of the Termination Date or conducted business within the one-year period prior to Termination Date (the “Restricted Area”);

(ii) be engaged in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business anywhere in the Restricted Area in a capacity in which the loyal and complete fulfilment of my duties to that Competitive Business would (i) inherently require that I use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer the Confidential Information; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any person which carries on a Competitive Business anywhere in the Restricted Area.

The restriction in this Section 2 will not prohibit me from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world.

3. Confidential Information.

(a) Company Information. I agree at all times during the Employment Period and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers and suppliers of the Company on whom I called or with whom I became acquainted during the Employment Period), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Notwithstanding the foregoing, I further understand that Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to me through no action or inaction on my part; (iii) is already in my possession at the time of disclosure as shown by my files and records prior to the time of disclosure; (iv) is obtained by me from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by me without use of or reference to the Company’s Confidential Information, as shown by my documents and other competent evidence in my possession; or (vi) is required by law to be disclosed by me, provided that I will give the Company written notice of such requirement prior to disclosing so that the Company may seek a protective order or other appropriate relief.

(b) Other Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d) Required Disclosures. In the event that I reasonably believe that I am required to disclose Confidential Information by applicable law, regulation, or court order, I will disclose Confidential Information only to the extent necessary to comply with such applicable law, regulation, or court order, and only after (i) using reasonable efforts, at the Company’s expense, to limit the disclosure by means of a protective order or a request for confidential treatment and (ii) providing the Company at least fifteen (15) business days to review, if permitted, the disclosure before it is made and to interpose its own objection(s) to the disclosure. Further, nothing in this Agreement prohibits me from reporting possible violations of law to a government agency, government entity, or self-regulatory organization or cooperating with such agency, entity, or organization; making whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law; or receiving an award for information provided to any government agency.

(e) Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, I understand and acknowledge that I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

I further acknowledge that, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company trade secrets to my attorney and use the trade secret information in the court proceeding so long as I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

4. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Exception to Assignments. I understand that the provisions of this IP Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time of my employment with the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(a) above.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this IP Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this IP Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during my employment with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my employment with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(f) Return of Company Documents. I agree that, at the time of leaving the employment of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix A.

5. Notification of New Employer. In the event that I leave the employment of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this IP Agreement.

6. No Solicitation of Employees. In consideration of my employment with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my employment with the Company as an Executive, officer and/or director and for a period of twelve (12) months thereafter I shall not directly or indirectly solicit the employment of or hire any person who shall then be employed or engaged by the Company (as an employee or consultant) or who shall have been employed or engaged by the Company (as an employee or consultant) within the prior twelve (12) month period before my solicitation, on behalf of myself or any other person, firm, corporation, association or other entity other than the Company or its parents, subsidiaries, or affiliates.

7. No Solicitation of Clients and Suppliers. I acknowledge the importance to the business carried on by the Company and the client and supplier relationships developed by it and the unique opportunity that my employment and my access to the Confidential Information offers to interfere with these relationships. Accordingly, I will not during my employment with the Company and for a period of one (1) year thereafter directly or indirectly, on behalf of myself or any other person, firm, corporation, association or other entity other than the Company or its parents, subsidiaries, or affiliates, contact or solicit or accept unsolicited business from any person who I know to be a prospective, current or former client or supplier of the Company for the purpose of selling to the client or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by the Company during my employment with the Company or at the end thereof, as the case may be.

8. Representations. I represent that my performance of all the terms of this IP Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I have had the opportunity to consult counsel of my choosing in connection with this IP Agreement, which was presented to me upon the receipt of a formal offer of employment and no less than ten (10) days before the commencement of my employment.

9. Governing Law; Waiver of Jury Trial.

(a) This IP Agreement shall be construed and enforced in accordance with the internal laws of the State of Massachusetts applicable to contracts wholly executed and performed therein without regard to any conflicts of laws rules. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this IP Agreement may be brought in the federal and state courts located in Boston, Massachusetts. By execution and delivery of this IP Agreement, Executive irrevocably and unconditionally submits to the jurisdiction of such courts and hereby waives any right to stay or dismiss any action or proceeding under or in connection with this IP Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this IP Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS IP AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY.

(b) Equitable Remedies. Each of the parties agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this IP Agreement prior to resolution of any dispute. Accordingly, if either party claims that the other party has breached any covenant of the IP Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this IP Agreement pending resolution of the dispute. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

10. General Provisions.

(a) Entire Agreement. This IP Agreement and the Letter Agreement set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this IP Agreement, nor any waiver of any rights under this IP Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this IP Agreement.

(b) Severability. If one or more of the provisions in this IP Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(c) Survival. I agree that my obligations under this IP Agreement shall survive the termination of my employment with the Company (whether voluntary or involuntary, and regardless of the reason for termination from employment); shall continue in full force and effect in accordance with their terms; and shall continue to be binding on me.

(d) No Waiver. No waiver of any breach or other rights under this IP Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Company. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this IP Agreement.

11. Successors and Assigns. This IP Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of the date first written above.

By:	/s/ Reese Mozer

Name:	Reese Mozer

Address:

Email:

WITNESS

By:	/s/ Vijay Somandepalli

Name:	Vijay Somandepalli

Address:

[Signature Page to IP Assignment Agreement]

APPENDIX A

Reese Mozer

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to American Robotics Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “IP Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the IP Agreement.

I further agree that, in compliance with the IP Agreement, I have returned or expunged all Confidential Information (as defined therein) and will preserve as confidential all Confidential Information, including, without limitation, all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:
(Signature)